Exhibit 99.1

For Immediate Release	Contact: Ralph A. Beattie 972-770-5600
CAPITAL SENIOR LIVING CORPORATION TO EXPAND BOARD OF DIRECTORS
Forms Special Committee to Evaluate Strategic Alternatives
DALLAS -(BUSINESS WIRE) — March 24, 2008 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that it has agreed to expand the size of its Board of Directors from seven to nine members in order to add two new directors proposed by Company shareholders. The new directors will be Harvey Hanerfeld, who will serve a term expiring in 2010, and Peter Martin, who will serve a term expiring at the 2008 Annual Meeting. Mr. Martin will also be included in the Company’s slate of Board nominees to stand for election at the 2008 Annual Meeting, together with Lawrence A. Cohen, Chief Executive Officer, and Craig F. Hartberg.
“We believe this action is in the best interests of our shareholders and look forward to welcoming Harvey Hanerfeld and Peter Martin to the Board,” said James A. Stroud, Chairman of the Company. “These directors will strengthen the Board and provide valuable insight as shareholder representatives.”
Mr. Hanerfeld is a co-founder of West Creek Capital, LLC which reported on March 11, 2008 that it beneficially owns 1,706,650 shares of the Company, or approximately 6.4 percent of the shares outstanding. Prior to West Creek Capital, Mr. Hanerfeld was employed as a Managing Director at Dean Witter Realty. Mr. Hanerfeld received a BS from the Wharton School of the University of Pennsylvania.
Mr. Martin is currently a Portfolio Manager at Matthes Capital Management which beneficially owns 444,600 shares of the Company, or approximately 1.7 percent of the shares outstanding. Prior to joining Matthes Capital, Mr. Martin was a Managing Director in the Equity Research department of Jefferies & Company, Inc., where he provided in-depth coverage of the Assisted Living industry. Mr. Martin received an MBA from the University of San Francisco and a BA from the University of California at Santa Barbara
Capital Senior Living also announced that its Board will form a Special Committee to actively explore and consider for recommendation to the Board strategic alternatives for Capital Senior, including, without limitation, (a) a sale of Capital Senior for cash or stock, (b) a going private transaction, (c) a restructuring of Capital Senior’s portfolio, which may include sales and/or acquisitions of assets, (d) a merger with a private company in which Capital Senior’s stockholders may or may not retain a majority equity interest in the surviving entity, (e) the institution of a share buyback or dividend (recurring or

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extraordinary), (f) the execution of Capital Senior’s existing business plan without alteration, and (g) any other alternative or combination of alternatives that has the potential to enhance shareholder value.
The Special Committee will be comprised of the two new directors, along with James A. Stroud, Lawrence A. Cohen, and James A. Moore, an independent director. The Special Committee will hire as its financial advisor a nationally recognized investment banking firm with expertise in the senior living industry.
“Our goal is to maximize shareholder value and we intend to carefully evaluate all strategic alternatives,” said Lawrence A. Cohen.
Harvey Hanerfeld and Peter Martin added, “We are pleased that Capital Senior is taking shareholder concerns seriously. We look forward to working together constructively with the goal of enhancing shareholder value.”
West Creek Capital has agreed to support the Company’s slate at the 2008 Annual Meeting. In addition, Boston Avenue Capital, LLC, which together with its affiliates holds approximately 7.3 percent of Capital Senior’s outstanding shares, has also agreed to support the Company’s Board slate at the meeting.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,400 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 25 leased communities and 2 communities it manages for third parties. In the communities operated by the Company, 69 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Cameron Donahue or Brett Maas, Hayden Communications, Inc. at 651-653-1854 for more information.